Exhibit 99.1
News Release

Contact:	Dan McClain
(310) 201-3335
dan.mcclain@ngc.com
Northrop Grumman Elects Bruce S. Gordon to Board of Directors
     LOS ANGELES — Oct. 20, 2008 — Northrop Grumman Corporation (NYSE:NOC) announced today that Bruce S. Gordon has been elected to the company’s board of directors.
     A photo accompanying this release is available at:
http://media.primezone.com/noc/
     Northrop Grumman’s board now totals 14 members, 13 of whom are non-employee directors.
     “Bruce Gordon is a highly experienced director with a distinguished career as an executive in the telecommunications industry and as the leader of the NAACP,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer.
     Gordon completed a 35-year career in the telecommunications industry in 2003, retiring as the President of the Retail Markets Group for Verizon Communications Inc. As an employee of Bell Atlantic corporation, he served as Group President of the Enterprise Business Unit, President of Consumer Services, Vice President of Marketing and Sales, Vice President of Sales, and General Manager of Marketing for Pennsylvania & Delaware. He started with the company in 1968. Gordon later became the first business executive to head the National Association for the Advancement of Colored People (NAACP), and led the 500,000 member organization from 2005 to 2007. During his tenure Gordon worked to foster diversity and inclusion and to achieve greater economic equality for all Americans.
     Gordon currently serves as lead director of Tyco International LTD and as a director of CBS Corporation. He previously served on the boards of Southern Company, Office Depot, Best Foods, Infinity Broadcasting and The Bartech Group. He is a trustee of the Alvin Ailey Dance Foundation, The Barnes Foundation, UNICEF, National Underground Railroad Freedom Center, and Commission on African American Men and Boys; a member of the Executive Leadership Council; and recently chaired the Chancellor’s Advisory Board on Student Motivation in the New York Public School System. He is a former trustee of Gettysburg College and Lincoln Center.
     The American Advertising Federation inducted Gordon into the Advertising Hall of Fame, the industry’s most prestigious honor, in March 2007. Ebony magazine named him one of its “100 Most Influential Black Americans and Organization Leaders” in May
Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com/media

Northrop Grumman Elects Bruce S. Gordon to Board of Directors
2006. He was ranked #6 on Fortune magazine’s list of the “50 Most Powerful Black Executives” in July 2002. Black Enterprise magazine named him executive of the year in 1998.
     Gordon earned his bachelor of arts degree from Gettysburg College and a masters of science degree in management from the Massachusetts Institute of Technology as an Alfred P. Sloan Fellow.
     Northrop Grumman Corporation is a global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.
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Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com/media